SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

MONTEAGLE FUNDS

(Name of registrant as specified in its charter)

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2506 Winford Avenue
Nashville, TN 37211

on behalf of its separate series

Smart Diversification Fund

IMPORTANT NOTICE REGARDING YOUR INVESTMENT

NOTICE OF ADJOURNMENT OF THE SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholders:

The Special Meeting of Shareholders (the “Meeting”) of Monteagle Funds, on behalf of its separates series, the Smart Diversification Fund (the “Fund” or “we”, “us” and “our”) was convened on December 30, 2019 and adjourned for lack of a quorum to conduct formal business. The Meeting was adjourned until 2:00 p.m. Eastern Standard Time, on January 14, 2019 and will be reconvened at the offices of Mutual Shareholder Services, LLC, 8000 Town Centre Drive, Suite 400, Broadview Heights, Ohio 44147.

The meeting was adjourned to provide us with additional time to solicit proxies from our shareholders to establish the requisite quorum for the conduct of formal business at the Meeting. The record date for the Meeting has not changed. Only shareholders of record at the close of business on October 18, 2019 are entitled to vote at the reconvened Meeting.

The polls will remain open for voting during the adjournment period. If you have already voted, your vote has been recorded and you do not need to submit a new proxy.

If you have not voted, we urge you to do so as promptly as possible. Your vote is very important.

No changes have been made to the proposals to be voted on at the Shareholder Meeting.

Our Board of Trustees recommends that you vote “FOR” the approval of a new management agreement with Nashville Capital Corporation and “FOR” the approval of a new investment subadvisory agreement with Luken Investment Analytics, LLC.

Please vote via the internet or phone as soon as possible or alternatively, please sign, date, and return your proxy card. You may also vote by Internet at www.proxyvote.com if you have your personal control number from your proxy card.

Votes cast by Internet or phone must be received by 2:00 p.m. Eastern Standard Time, on January 13, 2019. You may also vote in person at the reconvened Meeting. Even if you plan to vote in person, we encourage you to vote by proxy in advance of the reconvened Meeting to ensure your shares are represented and that a quorum is present.

We appreciate your time and consideration I am certain you will give these important matters. If you have any questions after considering the enclosed materials and the proposals, please call Mutual Shareholder Services at (888) 263-5593 or contact your financial advisor. Thank you for your continued support of the Monteagle Funds.

Sincerely,

Paul B. Ordonio, Esq.
President, Monteagle Funds